Exhibit 4.14

SECOND SUPPLEMENTAL INDENTURE (the “Second Supplemental Indenture”), dated as of February 7, 2007, by and among RBS Global, Inc., a Delaware corporation (the “Company”), Rexnord LLC, a Delaware limited liability company (“Rexnord” and, together with RBS Global, the “Issuers”), the existing Guarantors listed on Annex A hereto (the “Existing Guarantors”), the new Guarantors listed on Annex B hereto (the “New Guarantors” and, together with the Existing Guarantors, the “Guarantors”), and Wells Fargo Bank, National Association, as trustee (the “Trustee”).

WITNESSETH:

WHEREAS, the Issuers, the Existing Guarantors and the Trustee are party to that certain Indenture (the “Indenture”), dated as of July 21, 2006, providing for the issuance of 9 1/2% Senior Notes due 2014 (the “Notes”), as supplemented by that first supplemental indenture, dated as of July 21, 2006;

WHEREAS, Section 4.11 of the Indenture provides that under certain circumstances the Issuers are required to cause the New Guarantors to execute and deliver to the Trustee a supplemental indenture pursuant to which the New Guarantors shall unconditionally guarantee all the Issuers’ Obligations under the Notes and the Indenture pursuant to a Guarantee on the terms and conditions set forth herein; and

WHEREAS, the Issuers and the Guarantors desire to execute and deliver this Second Supplemental Indenture to the Trustee for the purpose of issuing $310,000,000 in aggregate principal amount of Additional Securities (as defined in the Indenture), having terms substantially identical in all material respects to the Notes; and

WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee and the Issuers are authorized to execute and deliver this Second Supplemental Indenture.

NOW THEREFORE, in consideration of the foregoing and for good and valuable consideration, the receipt of which is hereby acknowledged, the Issuers, the Guarantors and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

SECTION 1. Capitalized Terms. Capitalized terms used herein but not defined shall have the meanings assigned to them in the Indenture.

SECTION 2. Guarantees. Each of the New Guarantors hereby agrees, jointly and severally with all other Guarantors, to guarantee the Issuers’ obligations under the Notes on the terms and subject to the conditions set forth in Article 11 of the Indenture and to be bound by all applicable provisions of the Indenture.

SECTION 3. Additional Securities. As of the date hereof, the Issuers will issue, and the Trustee is directed to authenticate and deliver, $310,000,000 in aggregate principal amount of Additional Securities under the Indenture, having terms substantially identical in all material respects to the Notes, at an issue price of 103% plus accrued interest from February 1, 2007. The Notes and the Additional Securities shall be treated as a single class for all purposes under the Indenture.

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SECTION 4. Ratification of Indenture; Supplemental Indenture Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Second Supplemental Indenture shall form a part of the Indenture for all purposes, and every holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

SECTION 5. Governing Law. THIS SECOND SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

SECTION 6. The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Second Supplemental Indenture or for or in respect of the recitals contained herein, all of which are made solely by the Issuers and the Guarantors. Except as otherwise expressly provided herein, no duties, responsibilities or liabilities are assumed, or shall be construed to be assumed by the Trustee by reason of this Second Supplemental Indenture. This Second Supplemental Indenture is executed and accepted by the Trustee subject to all the terms and conditions set forth in the Indenture with the same force and effect as if those terms and conditions were repeated at length herein and made applicable to the Trustee with respect hereto. In entering into this Second Supplemental Indenture, the Trustee shall be entitled to the benefit of every provision of the Indenture relating to the conduct or affecting the liability or affording protection to the Trustee, whether or not elsewhere herein so provided.

SECTION 7. Counterparts. The parties may sign any number of copies of this Second Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

SECTION 8. Effect of Headings. The Section headings herein are for convenience only and shall not effect the construction of this Second Supplemental Indenture.

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IN WITNESS WHEREOF, the parties have caused this Second Supplemental Indenture to be duly executed as of the date first written above.

ISSUERS

RBS GLOBAL, INC.

By:	/s/ George C. Moore
Name:	George C. Moore
Title:	Secretary

REXNORD LLC

By:	/s/ George C. Moore
Name:	George C. Moore
Title:	Exec. V.P., Chief Financial Officer and Secretary

[2014 Notes - Second Supplemental Indenture]

IN WITNESS WHEREOF, the parties have caused this Second Supplemental Indenture to be duly executed as of the date first written above.

EXISTING GUARANTORS
THE FALK SERVICE CORPORATION
PRAGER INCORPORATED
PT COMPONENTS, INC.
RBS ACQUISITION CORPORATION
RBS CHINA HOLDINGS, L.L.C.
REXNORD INDUSTRIES, LLC
REXNORD INTERNATIONAL INC.
W.M. BERG INC.

By:	/s/ George C. Moore
Name:	George C. Moore
Title:	Authorized Officer

NEW GUARANTORS
JACUZZI BRANDS, INC.
OEI, INC.
OEP, INC.
KRIKLES, INC.
KRIKLES EUROPE U.S.A. INC.
KRIKLES CANADA U.S.A. INC.
ZURCO, INC.
ZURN (CAYMAN ISLANDS), INC.
ZURN PEX, INC.
ENVIRONMENTAL ENERGY COMPANY
HL CAPITAL CORP.
ZURNACQ OF CALIFORNIA, INC.
ZURN CONSTRUCTORS, INC.
GARY CONCRETE PRODUCTS, INC.
SANITARY-DASH MANUFACTURING CO., INC.
ZURN EPC SERVICES, INC.
ZURN INDUSTRIES, INC.
USI ATLANTIC CORP.

By:	/s/ Steven Barre
Name:	Steven Barre
Title:	Authorized Officer

[2014 Notes - Second Supplemental Indenture]

IN WITNESS WHEREOF, the parties have caused this Second Supplemental Indenture to be duly executed as of the date first written above.

TRUSTEE

WELLS FARGO BANK, NATIONAL ASSOCIATION, as trustee

By:	/s/ Timothy Mowdy
Name:	Timothy Mowdy
Title:	Authorized Secretary

Annex A

PT Components, Inc., a Delaware corporation

RBS Acquisition Corporation, a Delaware corporation

Rexnord International Inc., a Delaware corporation

W.M. Berg Inc., a Delaware corporation

The Falk Service Corporation, a Delaware corporation

RBS China Holdings, L.L.C., a Delaware limited liability company

Rexnord Industries, LLC, a Delaware limited liability company

Prager Incorporated, a Louisiana corporation

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Annex B

Jacuzzi Brands, Inc., a Delaware corporation

OEI, Inc., a Delaware corporation

OEP, Inc., a Delaware corporation

Krikles, Inc., a Delaware corporation

Krikles Europe U.S.A. Inc., a Delaware corporation

Krikles Canada U.S.A. Inc., a Delaware corporation

Zurco, Inc., a Delaware corporation

Zurn (Cayman Islands), Inc., a Delaware corporation

Zurn PEX, Inc., a Delaware corporation

USI Atlantic Corp., a Delaware corporation

Environmental Energy Company, a California corporation

HL Capital Corp., a California corporation

Zurnacq of California, Inc., a California corporation

Zurn Constructors, Inc., a California corporation

Gary Concrete Products, Inc., a Georgia corporation

Sanitary-Dash Manufacturing Co., Inc., a Connecticut corporation

Zurn EPC Services, Inc., Washington

Zurn Industries Inc., Pennsylvania

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